Exhibit 99.2

[LOGO OF MELLON]		News Release

Contact:	Ron Gruendl	Corporate Affairs
	(412) 234-7157	One Mellon Center
	gruendl.rr@mellon.com	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

JAMES F. ORR III ELECTED TO MELLON BOARD OF DIRECTORS;

JAMES D. ARAMANDA NAMED VICE CHAIRMAN

PITTSBURGH, April 15, 2003—Mellon Financial Corporation announced today that James F. Orr III has been elected to its board of directors and James D. Aramanda has been named a vice chairman.

“Jim Orr will bring to our board vast experience in the financial services industry and with a range of charitable activities, and Jim Aramanda’s appointment as a vice chairman reflects our recognition of his ability to lead a sector with significant growth opportunity,” said Martin G. McGuinn, Mellon chairman and chief executive officer.

Chairman of the Rockefeller Foundation since December 2000, Orr in 1995 first became a trustee of the global foundation. From May 2000 to December 2001, Orr was president and chief executive officer of Boston-based United Asset Management Corporation, one of the largest publicly owned investment management companies in the world. In 1999, he was chairman and chief executive officer of UNUM Provident Corporation, a global provider of group disability and other types of insurance. From 1987 to 1999, he was chairman and chief executive officer of its predecessor, UNUM Corporation. Orr also was executive vice president and treasurer of Connecticut Bank & Trust Company and president of Cardinal Management Company, a Boston investment management firm.

Orr, 60, received a bachelor’s degree in science from Villanova University and a master’s degree in business administration from Boston University. He is currently a trustee of Bates College and Villanova University, an overseer of the Harvard School of Public Health and a member of the Children’s Hospital Trust in Boston.

Aramanda, who joined Mellon in 1979, heads the Human Resources Services sector, which includes Buck Consultants, Mellon HR Solutions, Mellon Investor Services (MIS) and Vinings Mellon. Mellon is a top five global provider of human resources consulting and administrative services.

Since 1995, Aramanda, 51, had served as president and chief executive officer of MIS, a leading provider of stock transfer, brokerage, employee equity plans and other related services to 2,000 corporations and 22 million shareholders. He served on the boards of directors of CIBC Mellon, a joint venture with Canadian Imperial Bank of Commerce, and the Securities Industry Association. Aramanda, who received a bachelor’s degree from Miami University, also has served as corporate recruitment chair for the Juvenile Diabetes Research Foundation.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.9 trillion in assets under management, administration or custody, including $566 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. More about Mellon is available at www.mellon.com.

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